FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257737-01

FILED AS SUPPLEMENTAL INFORMATION IN CONNECTION WITH THE BBCMS MORTGAGE TRUST 2021-C12, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2021-C12

ALL INFORMATION CONTAINED HEREIN IS SUPERSEDED BY ANY SUBSEQUENT INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE

STARWOOD MORTGAGE CAPITAL LLC

& BANK OF MONTREAL

AMF Portfolio

October 26, 2021

Primary Contact

Alternate Contacts

Starwood Mortgage Capital LLC & Bank of Montreal – AMF Portfolio

Table Of Contents

SECTION I.	TRANSACTION OVERVIEW	3
SECTION II.	EXECUTIVE SUMMARY	3
SECTION III.	PROPERTY COVERAGE	6
SECTION IV.	LIABILITY COVERAGE	7
SECTION V.	PREMIUMS	7
SECTION VI.	BORROWER’S INSURANCE CONTACT	8
SECTION VII.	COMMENTS/EXCEPTIONS	8

Starwood Mortgage Capital LLC & Bank of Montreal – AMF Portfolio

SECTION I.	Transaction Overview

Property Name & Address	See Exhibit 1
Borrower Name	See Exhibit 1
Loan Amount	$185,000,000
Insurable Value	See Exhibit 1
Business Income Value	See Exhibit 1
Flood Zone	See Exhibit 1
Earthquake PML/SEL	N/A

SECTION II.	Executive Summary

We have concluded our CRE Insurance Risk Analysis of the insurance program provided by the borrower for the financing on the referenced properties. The coverages in place for closing – summarized in detail below – consist of Property (including Windstorm, Terrorism, Boiler/Machinery, Flood, and Earthquake) as well as General Liability and Umbrella/Excess Liability, along with other relevant coverages for specific exposures as required. All policies provide 30 days advance written notice for cancellation of policy coverage, except 10 days advance written notice for cancellation due to non-payment of premiums. The lenders, their successors and/or assigns as their interests appear, are named as Mortgagees, Loss Payees & Additional Insureds as required.

As part of our analysis, we reviewed various documents, including relevant due diligence and contracts provided by you. Our evaluation included recommendations regarding additional necessary coverage or negotiation of existing terms and we worked with the borrower and/or its insurance broker to implement these recommendations. We also secured evidence that your requirements have been met. While working with the borrower and its insurance brokers to comply with the insurance requirements, in the event certain coverages and/or coverage limits could not be provided due to cost, coverage availability, or practicality, these exceptions have been summarized below and it is our opinion that these exceptions are appropriate in light of these considerations.

As a result of these efforts, our analysis has determined that the coverages and associated limits as evidenced now by the borrower and summarized below meet the insurance levels required by the lenders, including any permitted exceptions to those requirements, where applicable. In addition, what has been required in the loan agreement (including any allowable exceptions) is generally in line with market standards for prudent lenders on comparable transactions.

This report is based upon the truthfulness, accuracy and completeness of representations made to us by the representatives of the above parties and is for the sole use of Bank of Montreal and Starwood Mortgage Capital LLC, their successors and/or assigns as their interests may appear and their affiliates as Administrative Agents and/or Lenders with respect to this transaction.

Starwood Mortgage Capital LLC & Bank of Montreal – AMF Portfolio

PROPERTY COVERAGE.

The All-Risk coverage is afforded under borrower’s master insurance program which maintains a $250,000,000 limit, applying per occurrence and reinstating after every loss. The All Risk limit includes both the real property and business income portions of the policy. The policy is written on a replacement cost basis and there is no coinsurance. The All-Risk property insurance provides for a $100,000 deductible. Terrorism coverage is provided via a separate policy for both Foreign and Domestic Acts with limits of $50,000,000 per occurrence, with $0 deductible. Business Interruption is provided for on an actual loss sustained basis up to the full $250,000,000 limit with an unrestricted period of restoration plus an additional 12 month extended period of indemnity. Law and ordinance coverage is included with a limit of $250,000,000 for coverage for loss to undamaged portion of building, $25,000,000 demolition costs, and $25,000,000 increased cost of construction.

The policy provides Wind Hail coverage at the full limit of $250,000,000 and Named Storm coverage at a limit of $75,000,000 (sublimit is applicable only to Tier 1 locations and only one location within this portfolio is defined as Tier 1: Stewart Way, 302 W. General Stewart Way, Hinesville, GA). Both limits apply per occurrence and reinstate after every loss. The deductible for Wind Hail is $100,000. The deductible for Named Storm is 3% of the TIV, subject to a $100,000 minimum each occurrence.

Only one location, Cedargate Lancaster, 1410 Sheridan Drive, Lancaster, OH, is partially located within a Special Flood Hazard area (2 buildings). All other locations are in Flood Zone X. Private flood coverage is in place for the 2 buildings located within the SFHA. In addition, the property program provides $10,000,000 of Excess Flood coverage applying per occurrence and in the aggregate for locations within SFHA’s ($25,000,000 per occurrence and in the aggregate is provided for locations outside SFHA’s). The deductible for the private flood at Cedargate Lancaster is the greater of $2,000 per building or 2% per building based on the building value at the time of loss. The deductible for Excess Flood is $250,000 for real property and $100,000 for business income.

Earthquake coverage is not required for closing; however, the policy provides $25,000,000 of coverage applying per occurrence and in the aggregate. The deductible for Earthquake is $100,000 each occurrence.

LIABILITY COVERAGE

General Liability insurance limits of $1,000,000 per occurrence and $2,000,000 in the aggregate, with a $5,000 deductible, are provided through AXIS Surplus Insurance Company. The GL policy has a per location aggregate is not subject to an annual aggregate cap. The policy is effective 8/30/21 – 8/30/22.

Umbrella Liability, written through a syndicate of insurers, provides an additional $50,000,000 of liability insurance per occurrence and in the aggregate and follows form to the primary policy. The Umbrella policy is also effective 8/30/21 – 8/30/22.

Starwood Mortgage Capital LLC & Bank of Montreal – AMF Portfolio

FLOOD COMPLIANCE

We have concluded our review of the Private Flood Insurance policy for Cedargate Lancaster, 1410 Sheridan Drive, Lancaster, OH. As part of our analysis, we reviewed various documents, including relevant due diligence and policy forms. As a result of these efforts, our analysis has determined that the coverages, terms and conditions, and associated limits of the Private Flood Insurance policy provided by the borrower satisfy the established criteria for Private Flood Insurance pursuant to the Flood Insurance Acts. Our findings are summarized in detail below:

Policy provides limits meeting or exceeding those offered via the NFIP.

Policy contains a Statement of Conformity, as follows: This Policy meets the definition of private flood insurance contained in 42 U.S.C. 4012a(b)(7) and the corresponding regulation.

Starwood Mortgage Capital LLC & Bank of Montreal – AMF Portfolio

SECTION III.	Property Coverage

The table below provides an outline of the coverages provided under the Property insurance policies (including but not limited to Terrorism, Flood and Earthquake, as applicable).

Layer of Coverage	Carrier	AM Best	S&P	Policy Number
Property	See Exhibit 2	See Exhibit 2	See Exhibit 2	See Exhibit 2
Boiler/Machinery	See Exhibit 2	See Exhibit 2	See Exhibit 2	See Exhibit 2
Flood	See Exhibit 2	See Exhibit 2	See Exhibit 2	See Exhibit 2
Terrorism	See Exhibit 2	See Exhibit 2	See Exhibit 2	See Exhibit 2
Coverage Details
Effective Date	8/30/2021
Expiration Date	8/30/2022
All Risk / Special Form	Yes
Replacement Cost	Yes
Agreed Amount/	Yes
No Coinsurance
Property Limit(s)	$250,000,000 per occurrence, reinstating after every loss
Property Deductible	$100,000
Does the policy cover other locations in addition to the collateral? (a “Blanket Policy”)	Yes – Blanket Policy
Do building, contents and/or business income limits apply on a blanket or per location basis?	Blanket Basis
Is Law & Ordinance required?	Yes
Law & Ordinance Limit(s)	(A) Loss to Undamaged Portion of Building – $250,000,000
(B) Demolition Costs – $25,000,000
(C) Increased Cost of Construction – $25,000,000
Boiler/Machinery Limit	$25,000,000
Flood Limit(s)	Private Flood:	$500,000 ($250,000 per building)
	Excess:	$10,000,000 per occurrence and in the annual aggregate
Flood Deductible	Private Flood:	Greater of $2,000 or 2%, per building
	Excess:	$250,000 real property + $100,000 business income
Earthquake Limit(s)	$25,000,000 per occurrence and in the annual aggregate
Earthquake Deductible	$100,000
Wind Limit(s)	Named Storm:	$75,000,000 (sublimit applies to Tier 1 locations only)
	All other Wind:	Included for full policy limits
Wind Deductible	Named Storm:	3% of TIV, subject to $100,000 minimum (Tier 1 in GA); $100,000 all other locations
	All other Wind:	$100,000
Business Income Limit(s)	Included within $250,000,000 blanket limit
Business Income (# of months)	unrestricted
Extended Period of Indemnity	12 months
Terrorism Limit	$50,000,000 per occurrence
Terrorism Deductible	$0

Starwood Mortgage Capital LLC & Bank of Montreal – AMF Portfolio

SECTION IV.	Liability Coverage

The table below provides a line-item summary of the coverages provided under the Commercial General Liability Coverage/Umbrella Liability insurance policies and other relevant Liability coverages.

Layer of Coverage	Carrier	AM Best	S&P	Policy Number
General Liability	AXIS Surplus Insurance Company	A XV	A+	P00100062423901
Umbrella/Excess Liability	See Exhibit 2	See Exhibit 2	See Exhibit 2	See Exhibit 2
General Liability Coverage Details
Effective Date	8/30/2021
Expiration Date	8/30/2022
General Liability Limits	$1,000,000 occurrence / $2,000,000 aggregate
Deductible/SIR	$5,000
Does the GL policy cover other locations in addition to the collateral? (a “Blanket Policy”)	Yes – Blanket Policy
Does the GL aggregate apply on a per policy basis or a per location basis?	Per Location Aggregate
Umbrella / Excess Coverage Details
Effective Date	8/30/2021
Expiration Date	8/30/2022
Umbrella/Excess Limits	$50,000,000 occurrence / $50,000,000 aggregate
Deductible/SIR	$0
Does the Umbrella policy cover other locations in addition to the collateral? (a “Blanket Policy”)	Yes – Blanket Policy
Miscellaneous/Notes	Terrorism Coverage is excluded from the GL and Umbrella policies. Terrorism is provided via a separate policy (Lloyd’s of London, Policy #MLEXF000121) in the amount of $25,000,000.

SECTION V.	Premiums

The table below provides a line-item summary of the premiums for required coverages afforded to the collateral.

Line of Coverage	Policy Expiration Date	Annual (unless stated otherwise) Premium
Property	8/30/2022	See Exhibit 3
Terrorism	8/30/2022	See Exhibit 3
Boiler & Machinery	8/30/2022	See Exhibit 3
Flood	6/8/2022	$2,452.50
General Liability	8/30/2022	See Exhibit 3
Umbrella Liability	8/30/2022	See Exhibit 3
Total Annual Premium		$1,209,432.50
TOTAL DUE AT CLOSING		$0

Starwood Mortgage Capital LLC & Bank of Montreal – AMF Portfolio

SECTION VI.	Borrower’s Insurance Contact

Max Profesorske

VP, Structured Finance

Arbor Realty Trust, Inc. | 333 Earle Ovington Blvd., Suite 900 | Uniondale, NY 11553

Tel (516) 506-4583 | Cell (917) 744-4675 | Fax (516) 542-2512

SECTION VII.	Comments/Exceptions

The table below summarizes comments and exceptions which are appropriate in light of relevant considerations and in line with market standards for prudent lenders on comparable transactions.

Comments:	Lenders agreed to accept $100,000 Property deductible and all insurer ratings.
Exceptions:	None

ASSUMPTIONS & LIMITING CONDITIONS:

■	All coverage is subject to the terms and conditions of the policy form and nothing contained in this report shall be construed to constitute a guarantee that any claim will be paid by an insurer.

■	We assume no responsibility for matters legal in character, nor do we render any legal opinion. Opinions and advice provided by is not intended to be, and should not be construed to be, legal advice.

■	This report is based upon the truthfulness, accuracy and completeness of representations made to us by the representatives of parties. It is assumed that information presented in this report has been obtained from reliable sources and that the information is accurate.

■	This report shall be used for its intended purpose only, and by the party to whom it is addressed. Possession of this report does not include the right of publication.

■	The statements and conclusions herein shall apply as of the dates shown herein.

■	Without the written consent or approval of the authors neither all, nor any part of, the contents of this report shall be conveyed to the public through advertising, public relations, news, sales, or other media.

■	This report must be used in its entirety. Reliance on any portion of the report independent of others, may lead the reader to erroneous conclusions regarding the property values. Unless approval is provided by the authors no portion of the report stands alone.

■	The liability of , its principals, agents, and employees is limited to the client. Further, there is no accountability, obligation, or liability to any third party. If this report is placed in the hands of anyone other than the client, the client shall make such party aware of all limiting conditions and assumptions of the assignment and related discussions.

■	Any information contained in this report regarding insurance carrier ratings is obtained by from independent, third-party rating services directly from said service providers’ websites and such ratings have only been verified as of the date of this report. As insurance carrier ratings are subject to review by such service providers and may change from time to time, encourages any party intending to rely on this report to independently verify the accuracy of any such ratings. does not guarantee the accuracy of any such ratings and is not responsible for any errors or omissions on the part of such service provider, , or any other relevant party.

EXHIBIT 1

Location	Street Address	City	State	Zip	Named Insured	Insurable Value	12-month Income	18-month Income	Wind	Quake	Flood	O/L
Amberwood - Massillon	3648 Wales Avenue NW	Massillon	OH	44646	AMBERWOOD APARTMENTS OF STARK COUNTY, LIMITED PARTNERSHIP	$3,230,000	$556,936	$835,404	Yes	No	No	Yes
Amesbury	3155 Harshman Drive	Reynoldsburg	OH	43068	AMESBURY APARTMENTS OF COLUMBUS, LTD. & AMESBURY APARTMENTS OF COLUMBUS, II, L.L.C.	$5,520,000	$1,259,124	$1,888,686	Yes	No	No	No
Andover Court	1095 Beech Street	Mount Vernon	OH	43050	ANDOVER COURT APARTMENTS OF MT. VERNON, LTD.	$2,030,000	$471,780	$707,670	Yes	No	No	No
Annhurst	4958 Dawn Drive	Indianapolis	IN	46268	Annhurst Apartments of Indianapolis, Ltd	$4,900,000	$699,268	$1,048,902	Yes	No	No	Yes
Applegate	2230 Applegate Drive	Columbus	IN	47203	APPLEGATE APARTMENTS OF COLUMBUS, LTD.	$3,100,000	$595,624	$893,436	Yes	No	No	Yes
Ashford Hills	1367 Beeler Drive	Reynoldsburg	OH	43068	ASHFORD HILL APARTMENTS OF REYNOLDSBURG, LTD.	$2,800,000	$749,260	$1,123,890	Yes	No	No	Yes
Barrington	750 Northern Avenue	Clarkston	GA	30021	BARRINGTON APARTMENTS OF DEKALB COUNTY, LTD. (L.P.)	$2,820,000	$492,680	$739,020	Yes	No	No	No
Cambridge Commons	4959 Oakhurst Drive	Indianapolis	IN	46254	CAMBRIDGE COMMONS APARTMENTS OF INDIANAPOLIS, LTD. CAMBRIDGE COMMONS APARTMENTS OF INDIANAPOLIS, II, LP CAMBRIDGE COMMONS APARTMENTS OF INDIANAPOLIS III, LP	$12,500,000	$2,059,512	$3,089,268	Yes	No	No	No
Camellia Court	4542 Kalida Avenue	Dayton	OH	45424	CAMELLIA COURT APARTMENTS OF DAYTON, II, LTD; CAMELLIA COURT APARTMENTS OF DAYTON, LTD.	$9,800,000	$1,035,624	$1,553,436	Yes	No	No	Yes
Carriage Hill	604 Hillcrest Parkway	Dublin	GA	31021	CARRIAGE HILLS APARTMENTS OF DUBLIN, LTD. (L.P.)	$3,640,000	$515,768	$773,652	Yes	No	No	No
Cedargate	701 North Union Road	Clayton	OH	45315	CARDINAL DIVERSIFIED PROPERTIES I, LIMITED PARTNERSHIP & CEDARGATE APARTMENTS OF ENGLEWOOD, LTD.	$5,030,000	$1,186,012	$1,779,018	Yes	No	No	Yes
Cedargate Lancaster	1410 Sheridan Drive	Lancaster	OH	43130	CEDARGATE APARTMENTS OF LANCASTER, LTD. & DOGWOOD TERRACE APARTMENTS OF LANCASTER, LTD.	$7,130,000	$1,457,836	$2,186,754	Yes	No	Yes	Yes
Cherry Glen	2760 Cherry Glen Way (aka 3900 Rural Street)	Indianapolis	IN	46227	CHERRY GLEN APARTMENTS OF MARION COUNTY, LIMITED PARTNERSHIP	$7,200,000	$1,254,380	$1,881,570	Yes	No	No	No
Greenglen II	2015 North McCord Road	Toledo	OH	43615	GREENGLEN APARTMENTS OF TOLEDO, II, LTD.	$3,200,000	$476,524	$714,786	Yes	No	No	Yes
Harbinwood	1295 Harbins Road	Norcross	GA	30093	HARBINWOOD APARTMENTS OF GWINNETT COUNTY, LTD. (L.P.),	$4,330,000	$737,756	$1,106,634	Yes	No	No	No
Indian Lake I	100 & 102 Indian Lake Drive	Morrow	GA	30260	INDIAN LAKE APARTMENTS OF ATLANTA, LTD. (L.P.)	$13,720,000	$1,986,060	$2,979,090	Yes	No	No	Yes
Meadowland	200 Crane Drive	Bogart	GA	30622	MEADOWLAND APARTMENTS OF CLARKE COUNTY, LTD. (L.P.),	$3,490,000	$601,000	$901,500	Yes	No	No	Yes
Meadowood	798 Straub Road W	Mansfield	OH	44904	MEADOWOOD APARTMENTS OF MANSFIELD, LTD.	$2,800,000	$385,428	$578,142	Yes	No	No	Yes
Millburn Court	8324 Millwheel Drive	Centerville	OH	45458	MILLBURN COURT I APARTMENTS LLC & MILLBURN COURT APARTMENTS OF DAYTON, II, LTD.	$9,700,000	$1,073,204	$1,609,806	Yes	No	No	No
Oakley Woods	6300 Oakley Road	Union City	GA	30291	OAKLEY WOODS APARTMENTS OF UNION CITY, LTD. (L.P.)	$3,380,000	$540,796	$811,194	Yes	No	No	Yes
Olivewood	2069 & 2091 Olivewood Drive	Indianapolis	IN	46219	OLIVEWOOD APARTMENTS OF INDIANAPOLIS, LTD. & OLIVEWOOD APARTMENTS OF INDIANAPOLIS, II, LTD.	$6,900,000	$1,216,628	$1,824,942	Yes	No	No	No
Parkville	2346 Parkgreen Place	Columbus	OH	43229	PARKVILLE, LTD.	$7,500,000	$853,016	$1,279,524	Yes	No	No	Yes
Plumwood	1050 Plumrose Drive	Columbus	OH	43228	PLUMWOOD APARTMENTS OF COLUMBUS, III, LTD.; PLUMWOOD APARTMENTS, LTD.	$12,100,000	$1,227,440	$1,841,160	Yes	No	No	Yes
Red Deer	2202 Roseanne Court	Fairborn	OH	45324	RED DEER APARTMENTS OF FAIRBORN, LTD. & RED DEER APARTMENTS OF FAIRBORN, II, LIMITED PARTNERSHIP	$4,840,000	$1,239,688	$1,859,532	Yes	No	No	Yes
Rosewood Apartments	5554 Covert Drive	Columbus	OH	43231	ROSEWOOD APARTMENTS OF COLUMBUS, LTD.	$7,800,000	$897,432	$1,346,148	Yes	No	No	No
Sandalwood	4804 W Bancroft Street	Toledo	OH	43615	SANDALWOOD APARTMENTS OF TOLEDO, LTD.	$3,060,000	$450,044	$675,066	Yes	No	No	Yes
Sherbrook	6677 Guinevere Drive	Columbus	OH	43229	SHERBROOK APARTMENTS OF COLUMBUS, LTD.	$4,600,000	$582,880	$874,320	Yes	No	No	No
Spicewood	3714 Bartlett Avenue	Indianapolis	IN	46227	SPICEWOOD APARTMENTS OF INDIANAPOLIS, LTD.	$2,500,000	$432,924	$649,386	Yes	No	No	Yes
Stewart Way 1	302 West General Stewart Way	Hinesville	GA	31313	LEXFORD GAKB, L.L.C. & STEWART WAY III APARTMENTS LLC	$9,230,000	$1,790,828	$2,686,242	Yes	No	No	Yes
Stonehenge	799 17th Street NW	Massillon	OH	44647	STONEHENGE APARTMENTS OF INDIANAPOLIS, LTD	$4,000,000	$581,740	$872,610	Yes	No	No	Yes
Stonehenge Apartments	7980 Dunston Drive	Indianapolis	IN	46239	STONEHENGE APARTMENTS OF INDIANAPOLIS, LTD.; STONEHENGE APARTMENTS OF STARK COUNTY, LTD.	$3,200,000	$519,708	$779,562	Yes	No	No	Yes
Timberwood	710 Mason Terrace	Perry	GA	31069	TIMBERWOODS APARTMENTS OF PERRY, LTD. (L.P.)	$3,640,000	$554,296	$831,444	Yes	No	No	Yes
Willow Run	1 Plaza Drive	New Albany	IN	47150	Willow Run Apartments of New Albany, Ltd	$3,400,000	$604,040	$906,060	Yes	No	No	Yes
Winthrop Court	2531 Arborview Drive	Columbus	OH	43229	WINTHROP COURT APARTMENTS OF COLUMBUS, LTD. & WINTHROP COURT APARTMENTS OF COLUMBUS, II, LTD.	$9,000,000	$965,432	$1,448,148	Yes	No	No	No

Exhibit 2 - Insurance Carrier Schedule

Property Insurance Carrier	Policy Number	AM Best Rating	S&P Rating
Landmark American Insurance Company (Deductible Buydown)	LHD920009	A+ XIV	A+
Steadfast Insurance Company	CPP-2498680-02	A+ XV	AA
National Fire & Marine Insurance Company	DF00021672	A++ XV	AA+
Princeton Excess & Surplus Lines Insurance Company	DF00021672	A+ XV	AA-
Lloyd’s of London	NOJY48256021	A XV	A+
Westchester Surplus Lines Insurance Company	D94990075 002	A++ XV	AA
Starstone Specialty Insurance Company	A70139211CSP	A- XI	NR
Crum & Forster Specialty Insurance Company	PPP-911227	A XIV	A-
Aspen Specialty Insurance Company	PX00HYX21	A XV	NR
Ironshore Specialty Insurance Company	1000494835-01	A XV	A
First Specialty Insurance Corporation	2005227-00	A+ XV	AA-
Colony Insurance Company	XP139841-0	A- XIV	A-
Axis Surplus Insurance Company	EAF655924-21	A XV	A+
Aspen Specialty Insurance Company	EXPASP-00003-00	A XV	NR
QBE Specialty Insurance Company	AHAR12727-00	A XV	A+
General Security Indemnity Company of Arizona	TR00202211603527	A+ XV	AA-
Steadfast Insurance Company	XPP4826294	A+ XV	AA
Landmark American Insurance Company	LHD920007	A+ XIV	A+

Equipment Breakdown Insurance Carrier	Policy Number	AM Best Rating	S&P Rating
National Fire Insurance Company of Hartford	5084047704	A XV	A+

Terrorism Insurance Carrier	Policy Number	AM Best Rating	S&P Rating
Lloyd’s of London	MLEXF000121	A XV	A+

Umbrella/Excess Liability Insurance Carrier	Policy Number	AM Best Rating	S&P Rating
Axis Surplus Insurance Company	P00100068424801	A XV	A+
Arch Specialty Insurance Company	UXP1039258-01	A+ XV	A+
Steadfast Insurance Company	AEC 0398602-04	A+ XV	AA
Scottsdale Insurance Company	XLS0120783	A+ XV	A+
Great American Insurance Company	ELD 4033411	A+ XV	A+
Aspen Specialty Insurance Company	CX00J1021	A XV	NR
Liberty Insurance Underwriters	1000359076-03	A XV	A+

EXHIBIT 3

Location	Street Address	City	State	Zip	Annualized Premium
Amberwood - Massillon	3648 Wales Avenue NW	Massillon	OH	44646	$23,009.47
Amesbury	3155 Harshman Drive	Reynoldsburg	OH	43068	$50,500.90
Andover Court	1095 Beech Street	Mount Vernon	OH	43050	$18,958.99
Annhurst	4958 Dawn Drive	Indianapolis	IN	46268	$31,388.79
Applegate	2230 Applegate Drive	Columbus	IN	47203	$21,915.96
Ashford Hills	1367 Beeler Drive	Reynoldsburg	OH	43068	$26,547.27
Barrington	750 Northern Avenue	Clarkston	GA	30021	$18,231.61
Cambridge Commons	4959 Oakhurst Drive	Indianapolis	IN	46254	$83,516.39
Camellia Court	4542 Kalida Avenue	Dayton	OH	45424	$40,170.04
Carriage Hill	604 Hillcrest Parkway	Dublin	GA	31021	$22,285.16
Cedargate	701 North Union Road	Clayton	OH	45315	$62,602.85
Cedargate Lancaster	1410 Sheridan Drive	Lancaster	OH	43130	$46,557.88 + $2,452.50 Flood = $49,010.38
Cherry Glen	2760 Cherry Glen Way (aka 3900 Rural Street)	Indianapolis	IN	46227	$48,433.88
Greenglen II	2015 North McCord Road	Toledo	OH	43615	$20,371.32
Harbinwood	1295 Harbins Road	Norcross	GA	30093	$27,260.95
Indian Lake I	100 & 102 Indian Lake Drive	Morrow	GA	30260	$90,548.38
Meadowland	200 Crane Drive	Bogart	GA	30622	$22,581.38
Meadowood	798 Straub Road W	Mansfield	OH	44904	$18,734.36
Millburn Court	8324 Millwheel Drive	Centerville	OH	45458	$42,094.31
Oakley Woods	6300 Oakley Road	Union City	GA	30291	$23,010.43
Olivewood	2069 & 2091 Olivewood Drive	Indianapolis	IN	46219	$46,389.89
Parkville	2346 Parkgreen Place	Columbus	OH	43229	$34,137.10
Plumwood	1050 Plumrose Drive	Columbus	OH	43228	$51,670.65
Red Deer	2202 Roseanne Court	Fairborn	OH	45324	$45,670.98
Rosewood Apartments	5554 Covert Drive	Columbus	OH	43231	$33,809.01
Sandalwood	4804 W Bancroft Street	Toledo	OH	43615	$19,151.86
Sherbrook	6677 Guinevere Drive	Columbus	OH	43229	$20,472.47
Spicewood	3714 Bartlett Avenue	Indianapolis	IN	46227	$17,135.48
Stewart Way 1	302 West General Stewart Way	Hinesville	GA	31313	$69,275.80
Stonehenge	799 17th Street NW	Massillon	OH	44647	$22,642.85
Stonehenge Apartments	7980 Dunston Drive	Indianapolis	IN	46239	$22,800.04
Timberwood	710 Mason Terrace	Perry	GA	31069	$22,685.65
Willow Run	1 Plaza Drive	New Albany	IN	47150	$24,683.99
Winthrop Court	2531 Arborview Drive	Columbus	OH	43229	$37,733.91
					$1,209,432.50